Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

January 13, 2017

Morgan Stanley & Co. LLC

        as Representative of the Underwriters

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Re:	The Williams Companies, Inc. Offering of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to The Williams Companies, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 65,000,000 shares of common stock, par value $1.00 per share (the “Firm Shares”) pursuant to the Underwriting Agreement dated as of January 9, 2017 (the “Underwriting Agreement”) among the Company and you as representative of the Underwriters named therein (the “Underwriters”). In addition, the Company has granted the Underwriters an option to purchase up to an additional 9,750,000 shares of common stock, par value $1.00 per share on the terms and for the purposes set forth in Section 2 of the Underwriting Agreement (the “Option Shares” and together with the Firm Shares, the “Shares”). This letter is delivered to you pursuant to Section 7(d) of the Underwriting Agreement.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Underwriting Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon certificates, statements and representations of officers and other representatives of the Company or certificates obtained from public officials and others. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Underwriting Agreement.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

Morgan Stanley & Co. LLC

            as Representative of the Underwriters

January 13, 2017

1. The Firm Shares and the Option Shares, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The execution and delivery by the Company of the Underwriting Agreement and the issuance by the Company of the Shares to the Underwriters:

(i)	do not and will not violate the Amended and Restated Certificate of Incorporation or the By-Laws of the Company;

(ii)	based solely upon review of such agreements, do not and will not result in a breach of or default under any agreement or instrument (other than employment agreements, stock option plans, stock election plans, stock incentive plans, officer and director indemnification agreements, change-in-control or severance agreements and deferred compensation plans, as to which we express no opinion) included in the list of exhibits in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, or Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in either case filed subsequent to such Annual Report; and

(iii)	do not and will not (A) violate, or require any filing with or approval of any governmental authority or regulatory body of the United States of America under, any law, rule or regulation of the United States of America applicable to the Company that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Underwriting Agreement, (B) violate, or require any filing with or approval of any governmental authority or regulatory body of the State of Delaware under, the Delaware General Corporation Law or (C) require any filing with or approval of any governmental authority or regulatory body of the United States of America under the Securities Act of 1933, as amended (the “Securities Act”), except for such filings or approvals as already have been made or obtained.

3. The Company is not and, after giving effect to the sale of the Shares and the application of the net proceeds therefrom as described under “Use of Proceeds” in the Pricing Disclosure Package and the Prospectus, will not be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). For purposes of this paragraph, the term “investment company” has the meanings ascribed to such term in the Investment Company Act.

Morgan Stanley & Co. LLC

            as Representative of the Underwriters

January 13, 2017

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. In rendering our opinions expressed in paragraphs 1, 2(i) and 2(iii) above, we have assumed: (i) the Company is a validly existing corporation in good standing under the Delaware General Corporation Law with all requisite corporate power and authority to own its properties and conduct its business, (ii) the Company has the corporate power and authority to execute and deliver the Underwriting Agreement and to perform its obligations thereunder, (iii) the issuance of the Shares and the execution, delivery and performance of the Underwriting Agreement have been duly authorized by the Company by all necessary corporate action, and (iv) the Underwriting Agreement has been duly executed by the Company.

B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the United States of America and, for purposes of paragraphs 1, 2(i), and 2(iii)(B) above, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained in paragraphs 1, 2(i), and 2(iii)(B) above. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C. Except as expressly set forth in paragraphs 2(iii)(C) and 3, we express no opinion regarding the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act, or any other federal or state securities laws or regulations. We express no opinion regarding any statute, law, rule, or regulation relating to the operation or conduct of energy industry businesses, including regulations of the Federal Energy Regulatory Commission (collectively, “Energy Regulations”), and we have assumed that all transactions contemplated by the Underwriting Agreement comply with all applicable requirements of Energy Regulations.

D. In rendering our opinions expressed in paragraph 2(ii) insofar as they require interpretation of any agreement referred to therein, we express no opinion with respect to the compliance by the Company with any covenants included in any such agreement to the extent compliance depends on financial calculations or data.

The opinions expressed above are solely for your benefit in connection with the transactions contemplated by the Underwriting Agreement and are not to be used for any other purpose or circulated, quoted or otherwise referred to, without, in each case, our written permission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP